UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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[_] Preliminary Proxy Statement

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☒ Definitive Proxy Statement

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[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MEDTOX SCIENTIFIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MEDTOX SCIENTIFIC, INC.

402 West County Road D

St. Paul, Minnesota 55112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 26, 2009

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of MEDTOX SCIENTIFIC, INC., a Delaware corporation, will be held at The Radisson Hotel, located at 2540 North Cleveland Avenue, Roseville, Minnesota on Tuesday, May 26, 2009, at 4:00 p.m. (CDT) for the following purposes:

1.	To elect two directors to serve on our Board of Directors, each to serve for a three-year term or until his successor is elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of our bylaws, the Board of Directors has fixed the close of business on March 30, 2009, as the record date for the determination of the holders of the shares of our common stock entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the annual meeting.

Your attention is directed to the accompanying proxy statement.

You are requested to date, sign and mail the enclosed proxy as promptly as possible, whether or not you expect to attend the meeting in person.

By Order of the Board of Directors,

/s/ Richard J. Braun

Chairman of the Board, President and Chief

Executive Officer

St. Paul, Minnesota

April 6, 2009

MEDTOX SCIENTIFIC INC.

402 West County Road D

St. Paul, Minnesota 55112

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 26, 2009

The Board of Directors of MEDTOX Scientific, Inc., a Delaware corporation (the "Company", “we”, “us” or “our”) is sending these proxy materials to you on or about April 16, 2009, in connection with the Board’s solicitation of proxies for use at our 2009 annual meeting of stockholders and at any adjournment of the meeting. The meeting is scheduled to take place on May 26, 2009, at 4:00 p.m. (CDT) at The Radisson Hotel, located at 2540 North Cleveland Avenue, Roseville, Minnesota.

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information.

We are paying for the solicitation of proxies, including the cost of preparing, printing and mailing this proxy statement, the proxy card and any additional information furnished to stockholders in connection with the matters to be voted on at the annual meeting. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others for forwarding to the beneficial owners. We will reimburse persons representing beneficial owners for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners.

The solicitation of proxies through this proxy statement may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other Company employees. No additional compensation will be paid to directors, officers or other Company employees for their services in soliciting proxies.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

There are two proposals scheduled to be voted on at the annual meeting:

•	the election of two director nominees, each to serve on our Board of Directors for a three-year term or until his successor is elected and qualified; and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the meeting.

THE VOTING PROCESS

Record Date

All shares of our common stock, par value $0.15 per share, owned by you as of the close of business on March 30, 2009, the record date for the determination of stockholders entitled to notice of, and the right to vote at, the annual meeting (the “Record Date”), may be voted by you. These shares include those held directly in your name as the stockholder of record, and held for you as the beneficial owner through a stockbroker, bank or other nominee. As of the close of business on the Record Date, we had 8,537,460 shares of common stock outstanding and entitled to vote. Each holder of record of shares of our common stock outstanding on the Record Date will be entitled to one vote for each share held on all matters to be voted on at the annual meeting.

Voting Your Shares at the Annual Meeting or by Proxy

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Shares beneficially owned may be voted by you if you receive and present at the annual meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the annual meeting, we recommend that you also return your completed proxy card so that your vote will be counted if you later decide not to attend the annual meeting. If you need directions to the annual meeting to vote in person, please go to our website at www.medtox.com.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee, and mailing it in the enclosed, self-addressed, postage pre-paid envelope. No postage is required if mailed in the United States.

If you receive more than one proxy or voting instruction card, it means that your shares are registered differently or are in more than one account.

Quorum Requirement

In accordance with our bylaws, the presence in person or by proxy of a majority of the shares of the Company’s common stock issued and outstanding and entitled to vote on the Record Date is required for a quorum at the annual meeting. All shares that are voted “FOR” or “AGAINST” any matter, votes that are “WITHHELD” for Board nominees, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.

“Broker non-votes” include shares for which a bank, broker or other nominee (i.e., record) holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter. Under the rules that govern brokers who are record holders of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote such uninstructed shares on non-routine matters. The proposals to be voted upon at the annual meeting are considered routine matters.

If a quorum is not present at the annual meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If, in accordance with our bylaws, a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting.

How You May Vote Your Shares on the Proposals; Vote Required

In the election of the directors, you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. A director is elected by a plurality of the votes cast by the holders of shares entitled to vote. Accordingly, the two nominees receiving the greatest number of votes cast will be elected. In the election of the directors, any action other than a vote “FOR” a nominee will have the practical effect of voting against the nominee. Votes that are “WITHHELD” will not have an effect on the outcome of the vote.

For the proposal regarding the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, you may vote “FOR”, “AGAINST” or “ABSTAIN”. The Audit Committee will consider the outcome of the vote with respect to this proposal in its decision to appoint an independent registered public accounting firm next year, but is not bound by the stockholders' vote.

If you sign your proxy card without indicating your vote on the proposals, your shares will be voted in accordance with the recommendations of the Board.

All votes will be tabulated by an independent party, and such independent party and certain representatives of the Company will act as voting inspectors at the annual meeting.

Revoking Your Proxy

A proxy may be revoked by:

•	delivery of written notice of revocation to the Secretary of the Company at its principal executive offices located at 402 West County Road D, St. Paul, Minnesota 55112;

•	the execution and delivery of a subsequent proxy that is properly signed and bears a later date; or

•	attending the annual meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you have instructed a broker, trustee or other nominee to vote your shares, you must follow the directions received from your broker, trustee or other nominee to change those instructions.

Voting Results

We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009.

Confidentiality of Your Vote

Proxy cards, ballots and voting tabulations that identify individual stockholders and are mailed or returned to the Company will be handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except (1) as needed to permit the Company to tabulate and certify the vote, (2) as required by law, or (3) in other limited circumstances. Additionally, all comments written on a proxy card or elsewhere will be forwarded to the Company’s management, but your identity will be kept confidential unless you ask that your name be disclosed.

Voting on Other Matters

Our bylaws limit the matters presented at the annual meeting to those in the notice of the annual meeting and those otherwise properly brought before the meeting. We do not expect any other matter to come before the meeting. If any other matters are presented at the annual meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

2008 Annual Report

A copy of our annual report to stockholders for the Company’s fiscal year ended December 31, 2008 (without exhibits), accompanies this proxy statement. Stockholders may also obtain, free of charge, a copy of the annual report or the exhibits thereto by writing to the Company, 402 West County Road D, St. Paul, Minnesota 55112, Attention: Corporate Secretary. The annual report does not constitute proxy soliciting materials.

HOUSEHOLDING

The rules of the Securities and Exchange Commission (SEC) allow delivery of a single proxy statement and annual report to households at which two or more stockholders reside. Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the proxy statement and annual report, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding”, reduces the volume of duplicate information you receive, as well as our expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one proxy statement and annual report. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at your address to which a single copy was delivered. Notice should be given to us by mail at 402 West County Road D, St. Paul, Minnesota 55112, Attention: Secretary, or by telephone at (651) 636-7466. If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address or telephone number.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information available to us as of March 30, 2009, regarding the beneficial ownership of our common stock by (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers listed in the Summary Compensation Table appearing on page 25 of this proxy statement, and (iv) all of our directors and executive officers as a group.

Except as otherwise noted, the number of shares owned and percentage ownership in the following table is based on 8,537,460 shares of common stock outstanding on March 30, 2009. The address of each director and executive officer listed in the table is c/o MEDTOX Scientific, Inc., 402 West County Road D, St. Paul, Minnesota 55112.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding

5% Stockholders:
Fidelity Management & Research Company** 82 Devonshire Street Boston, Massachusetts 02109	1,268,364 (2)	14.86%

OppenheimerFunds, Inc.** Two World Financial Center 225 Liberty Street New York, New York 10281	532,051 (3)	6.23%

Renaissance Technologies LLC** James H. Simon 800 Third Avenue New York, New York 10022	513,100 (4)	6.01%
Directors and Executive Officers:
Directors
Richard J. Braun	432,755 (5)	5.01%
Brian P. Johnson	59,091 (6)	*
Robert J. Marzec	27,498 (7)	*
Samuel C. Powell, Ph.D.	329,993 (8)	3.86%
Robert A. Rudell	51,122	*

Named Executive Officers (excluding any Director above)
B. Mitchell Owens	188,247 (9)	2.18%
Susan E. Puskas	139,525 (10)	1.62%
James A. Schoonover	169,292 (11)	1.96%
Kevin J. Wiersma	163,504 (12)	1.90%

All Directors and Executive Officers as a Group (9 persons)	1,561,027 (13)	17.29%
__________
*	Represents less than one percent of the outstanding shares of our common stock.
**	As of December 31, 2008

(1)

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or dispositive power with respect to those securities. In addition, the rules require us to include shares of common stock issuable upon the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 30, 2009. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

(2)

In its most recent Schedule 13G filing with the SEC on February 17, 2009, Fidelity Management & Research Company represents that it holds sole dispositive power with respect to 1,268,364 shares of common stock. Fidelity Management & Research Company is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock. The interest of one such person, Fidelity Small Cap Stock Fund, an investment company registered under the Investment Company Act of 1940, amounted to 833,221 shares of common stock, which is greater than 5% of our outstanding common stock at December 31, 2008. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR LLC, the chairman of which is Edward C. Johnson 3d. Mr. Johnson and members of his family may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees.

(3)

OppenheimerFunds, Inc. filed a Schedule 13G on January 23, 2009, disclosing that it has shared power to vote and shared dispositive power with respect to 532,051 shares of common stock. OppenheimerFunds, Inc. is an investment advisor.

(4)

Renaissance Technologies LLC and James H. Simon jointly filed a Schedule 13G on February 13, 2009, disclosing that they have sole voting power and sole dispositive power with respect to 513,100 shares of common stock. Renaissance Technologies LLC is an investment advisor, and Mr. Simons is the control person of Renaissance Technologies LLC. Certain funds and accounts managed by Renaissance Technologies LLC have the right to receive dividends and proceeds from the sale of the shares it holds. RIEF Trading LLC holds of record more than 5% of such shares.

(5)	Includes 99,667 shares of common stock issuable upon the exercise of stock options held by Mr. Braun.

(6)	Includes 17,874 shares of common stock issuable upon the exercise of stock options held by Mr. Johnson.

(7)	Includes 7,500 shares of common stock issuable upon the exercise of stock options held by Mr. Marzec.

(8)	Includes 13,293 shares of common stock issuable upon the exercise of stock options held by Dr. Powell.

(9)	Includes 104,400 shares of common stock issuable upon the exercise of stock options held by Mr. Owens.

(10)	Includes 70,392 shares of common stock issuable upon the exercise of stock options held by Ms. Puskas.

(11)	Includes 90,648 shares of common stock issuable upon the exercise of stock options held by Mr. Schoonover.

(12)	Includes 86,067 shares of common stock issuable upon the exercise of stock options held by Mr. Wiersma.

(13)	Includes 489,841 shares of common stock issuable upon the exercise of stock options.

PROPOSAL 1

ELECTION OF DIRECTORS

Our bylaws provide that the members of our Board of Directors shall be divided into three classes. Generally, each class of directors is elected for a term expiring at the annual meeting of stockholders to be held three years after the date of election.

Our bylaws allow our Board to establish the number of directors from time to time by resolution passed by a majority of the whole Board, provided that the number of directors shall not be less than three, nor more than twelve, individuals. At present, the Board has fixed the number of directors at five individuals.

The Board of Directors has nominated two individuals for election at this year’s annual meeting, who are recommended by at least a majority of the independent directors serving on the Corporate Governance and Nominating Committee, to serve as our directors for a three-year term or until their respective successors have been elected and qualified. The nominees are currently Board members. The nominees have indicated a willingness to serve if elected.

The directors will be elected by the plurality vote of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote. All duly submitted and unrevoked proxies will be voted for the nominees selected by our Board, except where authorization so to vote is withheld.

Our Board recommends that you vote FOR the election of the nominees for director.

Information About Director Nominees and Other Directors

Information concerning the director nominees, as well as each of our other current directors, is set forth below:

Nominees for Director

Samuel C. Powell, Ph.D.

age 56, director since 1986

Dr. Powell served as Chairman of the Board of Directors from November 1987 to June 1994, and has served as a director of the Company since September 1986. Dr. Powell served as Chairman of the Board and Chief Executive Officer of Granite Technological Enterprises from January 1984 until its acquisition by the Company in June 1986. Since 1987, he has been President of Powell Enterprises, based in Burlington, North Carolina, offering financial and management services to a group of business and real estate ventures. Dr. Powell holds a Ph.D. from Loyola University, a Master of Science degree from Old Dominion University and a bachelor's degree from Virginia Military Institute. Dr. Powell serves as a director of Carolina Biological Supply Company, an unrelated private corporation. Dr. Powell served on the North Carolina Board of Science and Technology from 1989 to 1995, and also served as a board member and Chairman of the North Carolina State Alcoholism Research Authority.

Robert A. Rudell, MBA

age 60, director since 2002

Mr. Rudell was appointed as a director by the members of the Board in April 2002. In 1996, Mr. Rudell, now retired, joined Zurich Scudder Retirement Services as President, and from 1998 to 2002 held the positions of Chief Operating Officer and Chairman of the management committee of Zurich

Scudder Investments, a New York City-based asset management firm that is part of Deutsche Asset Management. From 1990 to 1996, he served as President of American Express Institutional Services. Prior to 1990, Mr. Rudell served in a variety of research, marketing and senior management positions with American Express Financial Advisors. Mr. Rudell received his Master’s degree in Business Administration from the University of Minnesota. Mr. Rudell also serves on the boards of the Optimum Mutual Funds, Heartland Funds, Vantagepoint Funds, Bloodhound Investment Research, Inc. and American Investors Bank & Mortgage.

Class Whose Term Expires in 2010

Brian P. Johnson, MBA

age 59, director since 2000

Mr. Johnson was appointed as a director by the members of the Board in June 2000. Since 2005, Mr. Johnson has been an Executive Vice President for RAIN Source Capital, Inc., which manages venture capital funds. Prior to this position, Mr. Johnson was the Chief Operating Officer and Investment Manager for Minnesota Investment Network Corporation, and a General Partner of Pathfinder Venture Capital Funds. Mr. Johnson holds a Master of Business Administration degree from the University of St. Thomas, and a bachelor's degree from the University of South Dakota. Mr. Johnson serves on the board of Door Engineering and Manufacturing, LLC. He has also served on more than 20 company and civic boards during his career.

Robert J. Marzec, MBA, CPA

age 64, director since 2002

Mr. Marzec was appointed as a director by the members of the Board in September 2002. Mr. Marzec retired in July 2002 as a partner in PricewaterhouseCoopers LLP. He was admitted to the firm’s partnership in 1979 and was the managing partner of the firm’s Minneapolis office from 1991 to 1998. Mr. Marzec holds a Master’s degree in Business Administration from DePaul University, and a bachelor's degree from Northwestern University. Mr. Marzec serves on the Boards of Apogee Enterprises, Inc. and Health Fitness Corporation. He also serves on a number of civic boards and committees.

Class Whose Term Expires in 2011

Richard J. Braun, MBA, JD

age 64, director since 1996

Mr. Braun was named Chairman of the Board of Directors and appointed as our President on October 26, 2000. Mr. Braun was named a director and appointed as our Chief Executive Officer in July 1996. From 1994 until joining the Company, Mr. Braun acted as a private investor and provided management consulting services to the health care and technology industries. From 1992 until 1994, he served as Chief Operating Officer and as a director of EBP, Inc., a New York Stock Exchange-listed company engaged in managed care. From 1989 through 1991, Mr. Braun served as Executive Vice President, Chief Operating Officer and as a director of Reich and Tang L.P., a New York Stock Exchange-listed investment advisory and broker dealer firm. Mr. Braun holds a J.D. from the University of Iowa, College of Law, and a Master of Business Administration degree and a bachelor's degree from the University of St. Thomas.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Upon the recommendation of the Audit Committee, the Board adopted a related party transactions' policy, which specifies the Company’s policies and procedures regarding transactions between the Company and its employees, officers, directors and any of their respective family members. The Company’s Compliance Officer is responsible for (a) ensuring that the policy is distributed to all of the Company’s officers, directors and other managers, and (b) requiring that any proposed related party transaction be presented to the Audit Committee for consideration before the Company enters into any such transaction. This policy can be found on the Company’s website (www.medtox.com) under “Investors – Corporate Governance”.

It is the Company’s policy to prohibit all related party transactions unless the Audit Committee determines in advance of the Company’s entering into any such transaction that there is a compelling business reason to enter into such a transaction. There is a general presumption that the Audit Committee will not approve a related party transaction with the Company. However, the Audit Committee may approve a related party transaction if:

•

the Audit Committee finds that there is a compelling business reason to approve the transaction, taking into account such factors as, in the case of the provision of services, the absence of other unrelated parties to perform similar work for a similar price within a similar timeframe; and

•

the Audit Committee finds that it has been fully apprised of all significant conflicts that may exist or otherwise arise on account of the transaction, and it believes, nonetheless, that the Company is warranted in entering into the related party transaction and has developed an appropriate plan to manage the potential conflicts of interest.

Other than as described below, there were no related party transactions arising or existing during 2008 requiring disclosure under applicable Nasdaq listing standards, SEC rules and regulations or the Company’s policy and procedures.

Lease Agreements with Dr. Samuel C. Powell

In March 2001, the Company entered into a 10 year lease of the Burlington, North Carolina production facility for an annual base rent of $197,000, exclusive of operating expenses. In addition, under the lease $600,000 of tenant improvements made to the building by the Company are being amortized over the life of the lease as additional rent. The Company received $300,000 for reimbursement of tenant improvements completed in 2001. Effective February 2003, the Company entered into a month-to-month lease of a warehousing and distribution facility in an adjacent building for a monthly rent of $9,400, exclusive of operating expenses. These facilities have always been owned and leased to the Company by Samuel C. Powell, a director of the Company. In 2003, the Company completed additional tenant improvements to the premises of $300,000. In November 2003, the Company amended and restated these leases. Under the terms of the amended and restated lease, the original leases have been combined and the expiration of the amended and restated lease has been extended to March 31, 2016. In 2008, the annual base rent was approximately $424,000, exclusive of operating expenses, and including a Consumer Price Index adjustment and amortization of the $600,000 of improvements. The Company believes it is renting these facilities on terms similar to those available from third parties for equivalent premises based upon review of prevailing market rates at the time of lease renewal.

In January 2008, the Company pre-paid approximately $430,000 of the lease agreement for the facilities leased from the director relating to the leasehold improvements after determining that the pre-payment would be financially beneficial to the Company. The pre-payment was recorded as pre-paid rent and will continue to be amortized over the remaining life of the lease as additional rent.

Board and Board Committee Member Independence

Under applicable Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent”, as affirmatively determined by the Board. The Board has determined that a majority of its members are “independent” within the meaning of the Nasdaq listing standards. Specifically, the following members of the Board have been determined to be independent: Brian P. Johnson (a continuing director), Robert J. Marzec (a continuing director) and Robert A. Rudell (a director nominee). The Board has determined that Dr. Samuel C. Powell is not “independent” under applicable Nasdaq listing standards as a result of our being a party to a lease agreement with Dr. Powell, as landlord, with respect to our Burlington, North Carolina production facility. Mr. Braun, our President and Chief Executive Officer, is also not “independent” under the Nasdaq listing standards.

Consistent with the requirements of the SEC, Nasdaq and general corporate “best practices” proposals, our Board of Directors reviews all relevant transactions or relationships between each director and the Company, our senior management and our independent auditors. During this review, the Board considers whether there are any transactions or relationships between directors or any of their immediate family members (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The Board consults with the Company’s corporate counsel whenever there are changes to a director's status or any new transactions or relationships to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independence”, including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Each of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board is comprised entirely of directors who are independent within the meaning of the Nasdaq listing standards, and each of the members of the Audit Committee is independent under applicable Nasdaq listing standards and SEC rules. All members of the Board’s Executive Committee are independent, except for Mr. Braun.

Governance Structure

Our designated lead director is Brian P. Johnson. Mr. Johnson was elected by and from among the independent board members. The lead director’s duties include:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
•	Serving as liaison between the Chairman and the independent directors.
•	Approving meeting agendas for the Board.
•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.
•	Calling meetings of the independent directors.
•	Ensuring that he is available for consultation and direct communication, if requested by stockholders.

Director Attendance at Annual Meetings of the Stockholders

Directors’ attendance at annual meetings of our stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. We encourage, but do not require, our directors to attend annual meetings of stockholders. All of our directors attended the 2008 annual meeting of our stockholders held on May 20, 2008.

Board and Board Committee Meetings

The Board held five meetings (including regularly scheduled, telephonic and special meetings) during the year ended December 31, 2008. Each director attended 100% of the meetings of the Board and any Board committee on which he served. In addition to the meetings held by the Board and Board committees in 2008, the directors and Board committee members communicated informally to discuss the affairs of the Company and, when appropriate, took formal Board and committee action by unanimous written consent of all directors or committee members, in accordance with Delaware law, in lieu of holding formal meetings. The non-employee directors met five times in 2008 without any management directors or employees present.

Board Committees

The charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are available on our website (www.medtox.com) at “Investors – Corporate Governance”. The current membership of and information about each of our Board committees are shown below.

Audit Committee

Current Members Robert J. Marzec (Chairman) Brian P. Johnson Robert A. Rudell

Committee Functions:

•     Reviews the Company’s quarterly and annual financial statements with management and the Company’s independent registered public accounting firm.

•     Oversees financial and operational matters involving accounting, corporate finance, internal and independent auditing, and internal control over financial reporting.

•     Has sole authority to select, evaluate, replace and oversee the Company’s independent registered public accounting firm.

•     Has the sole authority to approve non-audit and audit services to be performed by the independent registered public accounting firm.

•     Monitors the independence and performance of the independent registered public accounting firm.

•     Provides an avenue of communications among the independent registered public accounting firm, management and the Board.

•     Determines whether “related party transactions” are permissible.

The Board has determined that Mr. Marzec is an “audit committee financial expert” as defined by SEC rules. As noted above, Mr. Marzec is “independent” within the meaning of the Nasdaq listing standards. The designation of Mr. Marzec as an audit committee financial expert does not impose on Mr. Marzec any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Marzec as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Number of Meetings held in 2008: 4

Compensation Committee

Current Members Robert A. Rudell (Chairman) Brian P. Johnson Robert J. Marzec

Committee Functions:

•     Determines total executive compensation policy (including salary, bonus, long-term incentives and benefits) and guiding principles for corporate officers and reviews such policy annually.

•     Reviews all components of compensation for non-management directors.

•     Reviews management of retirement, pension, and health and welfare plans established for the Company’s employees.

•     Determines appropriate benchmarks for total compensation and benefit plan design for corporate officers.

Number of Meetings held in 2008: 3

Corporate Governance and Nominating Committee

Current Members: Brian P. Johnson (Chairman) Robert J. Marzec Robert A. Rudell

Committee Functions:

•     Develops and recommends to the Board a set of Corporate Governance Principles that are consistent with generally accepted “best practices” in corporate governance.

•     Reviews the Board’s and the Company’s corporate governance policies and practices, at least annually, to ensure compliance with the Corporate Governance Principles.

•     Develops, implements and administers a process whereby the Chief Executive Officer provides an annual report to the Board on management depth and development.

•     Identifies, reviews and recommends to the Board for its approval individuals qualified to become members of the Board and its committees.

Number of Meetings held in 2008: 1

Executive Committee

Current Members: Richard J. Braun (Chairman) Brian P. Johnson Robert J. Marzec Robert A. Rudell	Committee Functions: • The Executive Committee exercises all the powers and authorities of the Board in interim periods between meetings of the Board and reports all of its actions to the full Board.

Number of Meetings held in 2008: None

Corporate Governance and Nominating Committee Matters

The Corporate Governance and Nominating Committee of our Board of Directors has not adopted a nominating policy regarding director nominee proposals by stockholders, believing that the procedures set forth in the Company’s bylaws with respect to a stockholder’s submission of a proposal for consideration at a meeting of stockholders serve the purpose. Those procedures are described in the discussion under “Stockholder Proposals for 2010 Annual Meeting” included on page 39. Stockholders are free at any time to recommend a nominee to be considered by the Board by submitting a written proposal to the Secretary of the Company at the Company’s principal executive offices located at 402 West County Road D, St. Paul, Minnesota, 55112.

The independent directors will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate should have certain minimum qualifications, including the ability to read and understand basic financial statements, familiarity with our business and industry, high moral character and mature judgment, and the ability to work collegially with others. In addition, factors such as the following will be considered:

•	appropriate size and diversity of the Board;
•	needs of the Board with respect to particular talent and experience;
•	knowledge, skills and experience of the nominee;
•	time availability, service on other boards of directors and their committees;
•	any material relationships with the Company or any of its affiliates;
•	familiarity with domestic and international business affairs;
•	legal and regulatory requirements;
•	appreciation of the relationship of our business to the changing needs of society; and
•	desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.

Candidates for director nominees are evaluated by the Corporate Governance and Nominating Committee in the context of the current composition of the Board, the Company’s operating requirements and the long-term interests of the Company’s stockholders. The Corporate Governance and Nominating Committee uses its network of contacts to compile a list of potential candidates and may also engage, if it deems appropriate, a professional search firm. In the case of new director candidates, the Corporate Governance and Nominating Committee will seek to determine whether the nominee is independent under applicable Nasdaq listing standards, SEC rules and regulations and with the advice of counsel, if necessary. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Corporate Governance and Nominating Committee meet to discuss and consider such candidates’ qualifications and then select a nominee or nominees for recommendation to the Board by majority vote. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate is recommended by a stockholder or not. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

Compensation Committee Matters

The Compensation Committee of our Board of Directors acts on behalf of the Board to establish the compensation of our executive officers and provides oversight of the implementation of compensation arrangements to further the Board’s compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our incentive compensation plans covering executive officers and other senior management. In overseeing those plans, the Compensation Committee has the sole authority for day-to-day administration and interpretation of the plans. The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties; the Compensation Committee may not delegate this authority to others. The Compensation Committee’s primary processes for establishing and overseeing executive compensation, including the role of executive officers in determining or recommending executive compensation and the role of external compensation consultants, can be found under the caption “Executive Compensation – Compensation Discussion and Analysis” located on page 17.

The Board of Directors sets non-management directors’ compensation at the recommendation of the Compensation Committee. On an annual basis, the Company’s management provides the Compensation Committee with information relating to director compensation paid by comparable companies. The Compensation Committee uses this information in making its recommendations to the Board. Information regarding director compensation amounts paid in 2008 can be found in the Director Compensation Table located on page 33. The Director Compensation Table is preceded by narrative text describing director compensation arrangements currently in effect. The Compensation Committee and our Board believe that (i) director compensation should fairly compensate directors for work required in a company of our size and scope, (ii) such compensation should align our directors’ interests with the long-term interests of our stockholders, and (iii) the structure of director compensation should be simple, transparent and easy for stockholders to understand.

Code of Ethics

We have adopted the MEDTOX Scientific, Inc. Code of Ethics for senior financial and executive officers and directors (“Code of Ethics”). The Code of Ethics is available on our website (www.medtox.com) at “Investors – Corporate Governance” or at no charge to anyone who sends a request for a paper copy to MEDTOX Scientific, Inc., 402 West County Road D, St. Paul, Minnesota, 55112. If we make any substantive amendments to the Code of Ethics or grant a waiver, including any implicit waiver, to any of our directors or executive officers under any provision of the Code of Ethics, we will disclose the nature of such amendments or waiver on our website or in a report on Form 8-K (Item 5.05) filed with the SEC.

Stockholder Communications with the Board

Stockholders and other interested persons may communicate in writing with our Board of Directors, any of its committees, or with any of its non-management directors by sending written communications to: MEDTOX Scientific, Inc., Attention: Secretary, 402 West County Road D, St. Paul, Minnesota, 55112. All such communications should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, a Board committee or one or more of the Board’s non-management directors. If no committee or director is specified, the communication will be forwarded to the lead director.

Policies on Reporting Certain Concerns Regarding Accounting and Other Matters

We have adopted policies on the reporting of concerns to our Audit Committee regarding any suspected misconduct, illegal activities or fraud, including any questionable accounting, internal accounting controls or auditing matters, or misconduct. Any person who has a concern regarding any misconduct by any Company employee, including any executive officer, or any agent of the Company, may submit that concern to: MEDTOX Scientific, Inc., Attention: Secretary, 402 West County Road D, St. Paul, Minnesota, 55112. Employees may communicate all concerns regarding any misconduct to our Compliance Officer, Kevin J. Wiersma, and/or the Audit Committee on a confidential and anonymous basis through the Company’s “whistleblower” hotline, the compliance communication phone number established by the Company: 1-800-835-5870. Any communication received through the toll-free number is promptly reported to the Company’s Compliance Officer, as well as other appropriate persons within the Company.

EXECUTIVE OFFICERS

Our executive officers as of the date of this proxy statement are as follows:

Name	Age	Position
Richard J. Braun	64	President and Chief Executive Officer, and Chairman of the Board
Kevin J. Wiersma	47	Chief Financial Officer, Vice President and Chief Operating Officer of MEDTOX Laboratories, Inc.
James A. Schoonover	52	Vice President of Sales and Marketing and Chief Marketing Officer
B. Mitchell Owens	52	Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc.
Susan E. Puskas	58	Vice President Quality, Regulatory Affairs, and Human Resources
Steven J. Schmidt	50	Vice President, Finance

Information with respect to each of our executive officers other than Richard J. Braun is provided below. Information regarding Mr. Braun, who is a director as well as an executive officer of the Company, has been previously provided in this proxy statement on page 8.

Kevin J. Wiersma, was appointed our Chief Financial Officer on May 22, 2002 and as Chief Operating Officer – MEDTOX Laboratories, Inc. on July 17, 2000. He was appointed a Vice President on July 20, 1998. Mr. Wiersma joined MEDTOX Laboratories in 1992 and continued with the Company following its acquisition by MEDTOX Scientific, Inc. Mr. Wiersma has served in various positions with the Company relating to finance and operations management.

James A. Schoonover, MBA, was appointed our Vice President of Sales and Marketing and Chief Marketing Officer on July 17, 2000. Mr. Schoonover joined the Company in August 1997 and has more than 25 years of experience in sales, public relations and sales management for a variety of service companies. Prior to joining MEDTOX Scientific, Inc., Mr. Schoonover was a Division Vice President for the medical services subsidiary of Olsten Corporation.

            B. Mitchell Owens, MBA, was appointed Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc. on July 17, 2000. Mr. Owens has over 17 years of experience in the diagnostics industry. He joined the Company in 1988 and has served in various positions, including Director of Operations and General Manager. Prior to joining the Company, Mr. Owens was employed by GTE Technical Products Division and Kayser-Roth Corporation in related operations management positions.

Susan E. Puskas, MT (ASCP) SC, was appointed Vice President Quality, Regulatory Affairs and Human Resources on May 23, 2002. Ms. Puskas is a board certified Medical Technologist and Specialist in Clinical Chemistry through the American Society of Clinical Pathologists. Ms. Puskas has been with the Company since 1991. With over 25 years of clinical laboratory experience (greater than 20 years as a manager and supervisor), she oversees the quality systems and regulatory affairs of the Company, as well as the Human Resources Department.

Steven J. Schmidt, MBA, CPA was appointed Vice President, Finance on May 23, 2007, and serves as our Principal Accounting Officer. Mr. Schmidt joined the Company as Vice President, Finance in March of 2007. Prior to joining MEDTOX, Mr. Schmidt served as US Controller for Uni-Select USA, a subsidiary of Uni-Select, Inc., from June 2001 until March 2007.

Each of our executive officers is appointed by and serves at the direction of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and the beneficial owners of greater than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the Company. Directors, executive officers and such beneficial owners are required by SEC regulations to furnish us with copies of all reports they file under Section 16(a).

To our knowledge, based solely on our review of the copies of such reports (and amendments to such reports) furnished to us and written representations from our directors and executive officers that no other reports were required, we are not aware of any required Section 16(a) reports that were not filed on a timely basis with respect to the fiscal year ended December 31, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our Board of Directors, referred to in this Compensation Discussion and Analysis section as the “Committee”, has responsibility for establishing, implementing and continually monitoring adherence with the Board’s compensation philosophy.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance that meets or exceeds those goals, with the ultimate objective of improving stockholder value.

To execute our compensation philosophy, we adhere to the following principles:

•	variable compensation should comprise a significant part of an executive’s compensation,
•	both compensation opportunities provided to executive officers and the realizable values of those opportunities should vary significantly with performance achievements; and
•	compensation opportunities for executive officers must be evaluated against those offered by companies similar in size and scope of operations.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions with respect to the named executive officers and approves recommendations by the Company’s Chief Executive Officer regarding awards to other executives of the Company. The Committee and Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed solely by the Committee). The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the compensation philosophy and objectives described above, the Committee has structured the Company’s incentive-based executive compensation to motivate executives to achieve the financial and other performance goals set by the Company and reward the executives for achieving such goals. A significant percentage of our named executive officers’ total compensation is in the form of incentive compensation, payable only if the performance goals are achieved.

The Committee regularly evaluates levels of compensation paid to our named executive officers to ensure that the Company maintains its ability to attract and retain highly qualified and industrious executives and that compensation provided to these key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

The Committee has engaged The Dean Group (TDG), an outside compensation consulting firm, to conduct an annual review of the Committee’s total compensation program for our named executive officers. TDG provides the Committee with relevant market data and alternatives to consider when making compensation decisions with respect to our executive officers. During 2008, TDG utilized the 2008 Watson Wyatt Data Services Top Management (National Data) survey and compensation information regarding 15 comparable sized companies within the same industry as the Company, which are referred to in this proxy statement as the Peer Group, for purposes of assessing the elements and amounts of executive compensation paid to our executive officers. The Watson Wyatt survey includes information relating to private companies of comparable size, in terms of number of employees and revenues, to the Company. The Peer Group list consists of comparably sized public companies in Life Sciences and Health Care related businesses. The Committee reviews information provided by TDG to determine the appropriate level and mix of compensation. The Committee generally sets compensation for its named executive officers for target level performance at the median to 75th percentile of compensation paid to similarly situated executives of the companies included in the survey data. This reflects the Committee’s expectation that, over the long term, the Company will continue to generate financial results in excess of the average of its peer group. Deviations from this target range may occur as dictated by the experience level of the individual and market factors. The companies used in the Peer Group list and Watson Wyatt survey are as follows:

Peer Group	Watson Wyatt Peer Group

Almost Family Inc

Bio Reference Laboratories

Clinical Data Inc

Continucare Corp

CryoLife Inc

Genomic Health Inc.

Gynoptix Laboratories

Health Fitness Corporation

HearUSA Inc

I-trax Inc

IntegraMed America Inc

National Dentex Corp /MA

NightHawk Radiology Holdings Inc

OraSure Technologies Inc

Osteotech Inc

Automobile Protection Corporation

Basler Electric Company

Electro Rent Corporation

Ergotron Inc

Etnyre International Ltd

Genpro Inc

Genpro Transportation

Gold Eagle Co

Hu-Friedy Manufacturing Co Inc

ITOCHU International Inc

Keenan & Associates

Kinetico Inc

Lantech.com

Microflex Corporation

Money Mailer LLC

Parts Now LLC

QSC Audio Products Inc

Recycled Paper Greetings

Renaissance Learning Inc

SAGE Publications Inc

Seaman Corporation

Storck USA LP

Tastefully Simple

Tecolote Research Inc

In October 2008, TDG submitted to the Committee a report that included information about the competitiveness of the Company’s compensation program. Based on the survey data, TDG advised the Committee that:

•

The base salary levels of our named executive officers at the Vice President level are generally competitive and fall at or above the midpoint of TDG’s recommended salary range. The base salary of the Company’s Chief Executive Officer is below TDG’s recommended salary range midpoint.

•

The total cash compensation of our named executive officers, consisting principally of salary plus incentive compensation paid under the Company’s Executive Incentive Compensation Plan (EICP), is competitive and, for the Company’s Vice Presidents, falls near or slightly greater than the 75th percentile of the market. The total cash compensation level of the Chief Executive Officer falls at approximately the 75th percentile of the market.

•

The Company’s cash compensation levels for our named executive officers are consistent with the Company’s total cash compensation philosophy, which promotes highly competitive variable cash awards for high levels of performance, with less emphasis on base salary (fixed compensation).

•	The Company’s Long-Term Incentive Plan (LTIP), which provides our named executive officers with long-term capital accumulation opportunities, is fair, competitive and well-designed.

2008 Executive Compensation Components

In 2008, the principal components of compensation for our named executive officers were:

•	base salary;
•	performance-based cash compensation under the EICP;
•	performance-based cash compensation under the LTIP; and
•	retirement and other benefits.

Base Salary

The Committee provides our named executive officers with base salary to compensate them for services rendered during the fiscal year. While a significant portion of compensation paid to our named executive officers is variable and tied to performance, the Committee believes that competitive base salaries must be paid to keep our executive talent and provide an appropriate level of immediately available compensation. Base salary is targeted at the midpoint of the established base salary range. Using market data, a base salary range is developed for each named executive officer taking into consideration his or her position, scope of responsibility, prior experience, breadth of knowledge and increases in cost of living indexes. The Committee considers each named executive officer’s compensation relative to the Company’s other named executive officers. The Committee and, in the case of the Vice Presidents, the Chief Executive Officer also considers the individual performance of each of our executive officers.

Salary levels are typically considered on an annual basis as part of the Company’s performance review process, as well as upon a promotion or other change in job responsibilities. Merit increases based on the individual’s performance are made when the Committee, with the input of the Chief Executive Officer, deems appropriate. For 2008, base salaries were increased 4.5% for Mr. Schoonover, Mr. Wiersma, Ms. Puskas and Mr. Owens. Mr. Braun's base salary remained unchanged.

Performance-Based Incentive Compensation under the Executive Incentive Compensation Plan

The Committee adopted the Company’s current Executive Incentive Compensation Plan effective January 1, 2004. The EICP provides for the Company’s payment of incentive compensation, in the form of cash awards, in any calendar year the Committee deems appropriate, with the payment and amount of such awards being contingent on the achievement of financial goals established by the Committee. Bonus opportunities under the EICP are structured so that the target total annual cash compensation (base salary plus target EICP) approximates the median to 75th percentile of market practice because the Committee believes that the Company’s performance is in the 75th percentile. Accordingly the Committee sets aggressive targets to align performance goals with the Company’s targeted positioning. Financial goals may be expressed, for example, in terms of the Company’s revenues, earnings per share, stock price, return on equity, net earnings, net earnings growth, cash flow, return on assets and/or total stockholder return. Historically, the financial performance goals have related to the Company’s performance to encourage a team focus on the part of the Company’s executive officers. In 2008, the Committee established financial performance goals related to the Company’s operating income, revenues, operating cash flow, and selling, general and administrative expenses (SG&A) as a percentage of sales.

The plan establishes that performance goals determined by the Committee are to include:

•	a threshold level of performance, below which no award amount is to be paid;

•	a target level of performance (based on the Company’s internal budget), at which an award in an amount equal to a specified percentage of the executive officer’s base salary is to be paid; and

•	a maximum level of performance, above which no additional award amount is to be paid.

For 2008, the Committee established the following threshold, target and maximum incentive award opportunities, each expressed as a percentage of the applicable named executive officer’s base salary:

Position	Threshold	Target	Maximum
Chief Executive Officer	20%	100%	200%
Chief Financial Officer and Chief Operating Officer of MEDTOX Laboratories, Inc.	10%	50%	100%
Vice President and Chief Marketing Officer	10%	50%	100%
Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc.	10%	50%	100%
Vice President Quality, Regulatory Affairs and Human Resources	10%	50%	100%

For 2008, the Committee also established, for each performance goal, six different levels of potential awards under the EICP, each stated as a percentage of the maximum award. The award at the threshold level was 10% of the maximum level. The other levels of potential awards were 15%, 25%, 50%, 75% and 100% of the maximum level.

The Committee establishes the relative weighting of each of the performance goals at the time the goals are set, which typically occurs near the end of the fiscal year prior to the year for which the performance goals are to apply. The performance goals are developed with the benefit of the Company’s internal budget for the upcoming fiscal year. For 2008, the weighting was as follows: operating income, 40%; revenues, 30%; operating cash flow, 15%; and SG&A as a percentage of sales, 15%.

The threshold, target, and maximum performance goals and the actual results for 2008 were as follows:

Goals and Weighting	Threshold	Target	Maximum	Results 2008	Percentage of Maximum

Operating Income (40%)	$10,700,000	$13,000,000	$14,000,000	$9,647,000	0.00%

Revenues (30%)	$83,200,000	$91,200000	$93,600,000	$85,813,000	6.4%

Operating Cash Flow (15%)	$12,600,000	$13,440,000	$13,920,000	$12,300,000	0.00%

SG&A % of Sales (15%)	33%	30%	28%	28.10%	14.63%

Total					21.03%

For 2008, the bonus payments were as follows: Mr. Braun - $147,420, Mr. Schoonover - $46,766, Mr. Wiersma - $46,124, Ms. Puskas - $46,124 and Mr. Owens -$43,639.

Each performance goal under the EICP is earned independent of the other performance goals. Accordingly, an award can be earned upon the satisfaction of some, but not all, of the performance goals.

The Committee also has the authority to increase or decrease the amount of any award otherwise due upon the attainment of the applicable performance goal, provided the maximum award is not exceeded.

Performance-Based Incentive Compensation under the Long-Term Incentive Plan

Prior to the end of 2003, long-term incentive compensation paid to our named executive officers principally consisted of grants of stock options and shares of restricted stock under an equity compensation plan that expired in September 2003. In addition, the Committee has in the past granted to various existing and former executive employees, including Mr. Braun, non-qualified options to purchase shares of our common stock. These grants were made on an individual basis and not under the equity compensation plan. In 2003, with the uncertainty surrounding the accounting and regulatory treatment of stock option plans, and the desire to minimize stockholder dilution, the Committee decided not to seek stockholder approval of a new plan. Instead the Committee developed the LTIP for long-term incentive compensation. Three important objectives for the LTIP were to have certainty in the accounting treatment, minimize dilution, and provide a long-term incentive that also provided opportunity for investment in Company stock.

In December 2004, the Committee adopted the MEDTOX Scientific, Inc. Long-Term Incentive Plan. Awards under the LTIP have, to date, mirrored those under the EICP, reflecting that the Committee has established common performance goals under the two plans, the same weighting of those goals, as well as the same threshold, target and maximum awards levels. This was true in 2008.

The main distinction between the LTIP and the EICP is that the LTIP provides that cash awards under the LTIP are credited to a plan participant’s account in a grantor trust as of the date awarded by the Committee. A participant’s contribution is made in cash and is allocated (by direction of the participant) among the investment choices authorized by the Committee. A participant may elect to have some or all of his or her contribution amount allocated to shares of our common stock. If a participant elects to allocate some or all of his or her contribution amount to shares of our common stock, the corresponding cash contribution will be applied to purchase shares of such stock from time to time in the open market or in private transactions. The shares so acquired are contributed to and held in a grantor trust for the benefit of the participant until the award is vested and paid out in accordance with the terms of the LTIP. The named executive officers elected to invest their 2008 LTIP awards in shares of our common stock.

Under the LTIP, the vesting period (from 36 to 60 months) for any award is to be determined by the Committee. In the absence of such determination, the contribution amount vests 60 months after the date granted. However, the Committee may, in its sole discretion, accelerate the vesting of an award. In addition, a plan participant’s award(s) becomes 100% vested immediately upon the occurrence of any of the following: (a) a Change in Control (as defined in the LTIP); (b) an involuntary termination other than for “cause” (as defined in the LTIP); (c) the participant’s death; or (d) the participant’s becoming disabled. If a participant terminates his or her service with the Company prior to the vesting of an award, the award is forfeited unless the termination was in connection with the participant’s “retirement” (as defined in the LTIP) or any of the events that may trigger immediate or deferred vesting.

The Committee believes that this balanced program achieves all of the following:

•	delivers performance-based at risk compensation that provides an opportunity for equity participation,
•	ensures longer term business focus through performance awards that vest over periods of three to five years,
•	aligns the executive officers with the interests of all stockholders, and
•	addresses concerns related to stockholder dilution.

Award values were determined so that total annual direct compensation levels (base salary plus target annual cash incentive pay plus expected value of LTIP) approximate the median to 75th percentile of market practice. This level was selected based on the Company’s performance results.

In general, the value of a participant’s account under the LTIP may not be paid to a participant prior to the earlier of: (a) the participant’s termination of employment with the Company; (b) a date pre-selected by the Committee or the participant; or (c) the later of (a) or (b). A participant’s account value is to be distributed in either a lump-sum or in annual installment payments of at least two, but not more than ten years, in accordance with the designation of the Committee or the participant’s election.

Retirement and Other Benefits

The Company has no defined benefit pension plan, but has a contributory 401(k) plan that has had no Company match for any of our named executive officers. Effective December 31, 2006, our named executive officers ceased to be eligible to contribute to the 401(k) plan.

In December 2004, the Committee adopted the MEDTOX Scientific, Inc. Supplemental Executive Retirement Plan (SERP), a deferred compensation plan that does not satisfy the minimum coverage, non-discrimination and other rules that “qualify” broad-based plans for favorable tax treatment under the Internal Revenue Code, or the Code. The SERP provides additional retirement benefits to a select group of management employees as an integral part of a total compensation package designed to attract and retain top executive performers. Participation in the SERP is limited solely to the officers of the Company designated by the Committee. All of our named executive officers participated in the SERP in 2008.

The terms of the SERP provide that plan participants shall be entitled to the following amounts with respect to any calendar year:

•	an annual supplemental retirement contribution in an amount determined at the discretion of the Committee (none were made in 2008);

•	an annual 401(k) restoration amount equal to the sum of: (a) the maximum contribution permitted to a 401(k) plan under Section 402(g)(1)(B) of the Code for the taxable year ending with the applicable calendar year, (b) the maximum catch-up contribution permitted to a 401(k) plan under Section 414(v)(2)(B)(i) of the Code for the taxable year ending with the applicable calendar year, and (c) 10% of the participant’s compensation in excess of the limit on compensation under Section 401(a)(17) of the Code;

•	an elective deferred compensation amount equal to the elected percentage (from 0% to 50%) of the participant’s base compensation for the applicable calendar year; and

•	an elective deferred short-term bonus amount equal to the elected percentage (from 0% to 100%) of any EICP award to the participant in the applicable calendar year.

Mr. Braun’s SERP contribution, in addition to the 401(k) restoration amount described above, includes $75,000 which is meant to replace a previously negotiated annual restricted stock award that was obviated by the expiration of the Company’s equity compensation plan in 2003.

Perquisites and Other Personal Benefits

The Company has terminated all perquisites for automobile, financial planning and supplemental insurance effective January 1, 2007.

Employment Agreements

The Company has entered into employment agreements with certain key employees, including its named executive officers. The employment agreements are designed to promote stability and continuity of senior management in the event of an actual or threatened Change in Control. Information regarding applicable payments under such agreements for our named executive officers is provided under the heading “Potential Payments Upon Termination or Change-In-Control” on page 29.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee has reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 (excluding certain qualified performance-based compensation) that is paid to certain individuals. The Company intends in the future that compensation paid under the management incentive plans will be fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers and to support future strategic initiatives of the Company.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of Financial Accounting Standards Board Statement of Accounting Standards No. 123(R).

Stock Ownership/Retention Guidelines

To directly align the interests of our executive officers with the interests of our stockholders, the Committee requires that each executive officer maintain a minimum ownership interest in the Company. The amount required to be retained is one times annual salary. All of our executive officers have met and exceed the minimum requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this proxy statement and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

/s/ Robert A. Rudell

Committee Chairman

/s/ Brian P. Johnson

Committee Member

/s/ Robert J. Marzec

Committee Member

Summary Compensation Table

The following table summarizes compensation awarded to, earned by or paid to the Company’s (i) Chief Executive Officer, (ii) Chief Financial Officer and (iii) three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer, each of whom was serving as an executive officer of the Company as of December 31, 2008, with respect to our fiscal year ended December 31, 2008. In this proxy statement, we refer to our Chief Executive Officer, our Chief Financial Officer and these three other executive officers collectively as our “named executive officers”.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)	Total ($)

Richard J. Braun Chairman of the Board of Directors, President, Chief Executive Officer	2008 2007 2006	$350,500 $336,903 $300,000	$294,840 $906,808 $894,000	$152,500 (2) $148,000 (2) $172,874 (3)	$797,840 $1,391,711 $1,366,874

Kevin J. Wiersma Chief Financial Officer, Vice President and Chief Operating Officer of MEDTOX Laboratories, Inc.	2008 2007 2006	$216,782 $205,066 $189,543	$92,248 $271,500 $262,000	$15,500 (2) $15,500 (2) $10,828 (4)	$324,530 $492,066 $462,371

James A. Schoonover Vice President and Chief Marketing Officer	2008 2007 2006	$219,798 $207,200 $189,543	$93,532 $275,276 $310,000	$20,500 (2) $20,500 (2) $10,828 (4)	$338,830 $502,976 $510,371

B. Mitchell Owens Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc.	2008 2007 2006	$205,100 $193,873 $181,125	$87,278 $256,868 $246,000	$20,500 (2) $20,500 (2) $10,828 (4)	$312,878 $471,241 $437,953

Susan E. Puskas Vice President Quality, Regulatory Affairs, and Human Resources	2008 2007 2006	$216,782 $205,066 $189,307	$92,248 $271,500 $286,000	$20,500 (2) $20,500 (2) $10,828 (4)	$329,530 $497,066 $486,135

(1)

Represents the aggregate dollar amount of awards earned under the EICP and LTIP upon the satisfaction of performance-based financial and other objectives for 2008, 2007 and 2006. The EICP and LTIP award amounts each represent 50% of the total amounts in this column. Both EICP and LTIP awards are paid in cash. However, under the LTIP, awards are deferred for a period determined by the Committee, during which period award recipients have the option to invest such awards in any of the investment choices authorized by the Committee, including shares of the Company’s common stock purchased in open-market transactions. Each of the named executive officers elected to invest the full amount of their 2008 LTIP awards in shares of our common stock. The named executive officers elected to invest their 2007 LTIP awards in shares of our common stock or to the First American Treasury Obligations Fund. Each of the named executive officers elected to invest the full amount of their 2006 LTIP awards in shares of our common stock.

(2)	Represents Company contributions to the named executive officer’s participant account for 2008 and 2007 under our Supplemental Executive Retirement Plan.

(3)

Includes: (i) Company contributions to Mr. Braun’s participant account for 2006 under our SERP, in the aggregate amount of $135,500, (ii) life and disability insurance premiums of $15,060 paid by us on behalf of Mr. Braun, and (iii) perquisites and other personal benefits aggregating $22,314 provided by us. The perquisites and other personal benefits include an automobile allowance of $14,777, a club membership of $6,761, and the cost attributable to personal travel and entertainment.

(4)	For each of the indicated named executive officers, includes an automobile allowance in the amount of $10,052 and the cost attributable to personal travel and entertainment.

Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards that could be earned by our named executive officers with respect to the fiscal year ended December 31, 2008.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Plan	Threshold ($)	Target ($)	Maximum ($)
Richard J. Braun	EICP LTIP	$70,100 $70,100	$350,500 $350,500	$701,000 $701,000
Kevin J. Wiersma	EICP LTIP	$21,933 $21,933	$109,663 $109,663	$219,325 $219,325
James A. Schoonover	EICP LTIP	$22,238 $22,238	$111,188 $111,188	$222,376 $222,376
B. Mitchell Owens	EICP LTIP	$20,751 $20,751	$103,753 $103,753	$207,506 $207,506
Susan E. Puskas	EICP LTIP	$21,933 $21,933	$109,663 $109,663	$219,325 $219,325

(1) Actual amounts earned by the named executive officers for 2008 are reported in the Summary Compensation Table on page 25 under the column entitled "Non-Equity Incentive Plan Compensation".

Narrative Disclosure Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table

Base Salary

The Company has entered into employment agreements with each of our named executive officers. The employment agreement with Richard J. Braun, our President and Chief Executive Officer, and the Chairman of our Board of Directors, was revised and renewed as of January 1, 2007. After an analysis of Mr. Braun’s total compensation, the Committee determined that the Company should no longer provide supplemental insurance and auto allowance payments and that those costs should be borne by the executive directly. Mr. Braun’s employment agreement provides for an annual base salary of $300,000, which is to be reviewed annually. The employment agreements of our other named executive officers were entered into on December 27, 2006, and provide for annual base salaries equal to their base salaries received in 2006, subject to annual review. The term of each of the employment agreements with our named executive officers is one year, subject to automatic renewal for 12-month terms if not terminated in accordance with the terms of the agreement.

Performance-Based Incentive Compensation under the EICP and LTIP

Each of the employment agreements with our named executive officers provides that the executive officer is eligible to participate in the Company’s EICP and LTIP.

For 2008, the performance goals established by the Committee under the EICP for each of our executive officers related to the Company’s operating income, revenues, operating cash flows, and SG&A as a percentage of sales.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information as of December 31, 2008 regarding unexercised stock options held by each of our named executive officers.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date
Richard J. Braun	51,636 30,000 16,500 12,187 4,344	$3.70 $4.41 $6.85 $4.25 $6.58	12/31/2013 1/1/2013 1/1/2012 5/1/2011 11/1/2010
Kevin J. Wiersma	30,000 15,000 9,900 21,999 9,168	$3.70 $4.41 $6.85 $4.25 $3.95	12/31/2013 1/1/2013 1/1/2012 5/1/2011 8/13/2009
James A. Schoonover	30,000 15,000 9,900 21,999 13,749	$3.70 $4.41 $6.85 $4.25 $6.58	12/31/2013 1/1/2013 1/1/2012 5/1/2011 11/1/2010
B. Mitchell Owens	30,000 15,000 9,900 21,999 18,333 9,168 22,917	$3.70 $4.41 $6.85 $4.25 $6.58 $3.95 $1.50	12/31/2013 1/1/2013 1/1/2012 5/1/2011 11/1/2010 8/13/2009 4/16/2009
Susan E. Puskas	30,000 15,000 6,600 12,834 3,207 2,751	$3.70 $4.41 $6.85 $4.25 $6.58 $3.95	12/31/2013 1/1/2013 1/1/2012 5/1/2011 11/1/2010 8/13/2009

(1)	All option awards were fully vested as of December 31, 2008.

(2)	The exercise price of stock options reflected in the table represents the closing market price of our common stock on the date of grant.

Option Exercises and Stock Vested Table

The following table sets forth certain information with respect to the amounts received upon the exercise of options or the vesting of stock awards during the year ended December 31, 2008, for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)
Richard J. Braun	-	-	53,271	$ 844,345
Kevin J. Wiersma	9,168 (3)	$103,849
James A. Schoonover	22,917 (4)	$305,422
B. Mitchell Owens	9,168 (5)	$101,098
Susan E. Puskas	2,751 (6)	$ 30,474

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares underlying the options exercised.
(2)	The restricted shares were awarded on January 13, 2008.
(3)	In connection with his exercise, Mr. Wiersma swapped options for 4,929 shares sufficient to cover the exercise price and the withholding of taxes and retained the remaining 4,239 shares.
(4)	In connection with his exercise, Mr. Schoonover swapped options for 12,631 shares sufficient to cover the exercise price and the withholding of taxes and retained the remaining 10,286 shares.
(5)	In connection with his exercise, Mr. Owens swapped options for 5,149 shares sufficient to cover the exercise price and the withholding of taxes and retained the remaining 4,019 shares.
(6)	In connection with her exercise, Ms. Puskas swapped options for 1,487 shares sufficient to cover the exercise price and the withholding of taxes and retained the remaining 1,264 shares.

Pension Benefits

We do not have a defined benefit pension plan and our named executive officers are not eligible to participate in the Company’s 401(k) plan.

Nonqualified Deferred Compensation Table

The following table shows the nonqualified deferred compensation plan activity during 2008.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Richard J. Braun	-	$152,500	$ (205,100)	-	$ 378,783
Kevin J. Wiersma	$13,575	$ 15,500	$ (21,258)	-	$ 40,025
James A. Schoonover	-	$ 20,500	$ (9,464)	-	$ 29,131
B. Mitchell Owens	$12,843	$ 20,500	$ (20,646)	-	$ 39,556
Susan E. Puskas	$13,575	$ 20,500	$ (24,445)	-	$ 46,251

(1)	Represents the Company’s contribution to the SERP. This contribution is also included in “All Other Compensation” in the Summary Compensation Table on page 25.

(2)	Represents earnings on the plan balance in 2008.

(3)	Includes previously reported executive and registrant contributions.

Under the SERP, a participant’s interest in the SERP is reflected in an individual participant account. The participant’s annual supplemental retirement contribution amount and annual 401(k) restoration amount are credited to the participant’s account as of the date granted by the Committee, but no later than April 1 after the close of the applicable calendar year. A corresponding contribution is made to a grantor trust no later than December 31 after the close of the applicable calendar year. The participant’s deferred compensation amount and deferred short-term bonus amount are credited to the participant’s account as of the pay date such amount would have been paid to the participant, absent a deferral, under the SERP. A corresponding contribution of such amount is made to a grantor trust as soon as reasonably practicable after such amount is credited to the participant’s account.

A participant is vested in 1/36th of his 2008 annual supplemental retirement contribution amount and annual 401(k) restoration amount for the applicable calendar year for each full month the participant is employed by the Company during the calendar year that such amounts are contributed to the grantor trust under the plan. A participant is 100% vested at all times in the deferred compensation amount and deferred EICP bonus amount.

A participant advises the Committee how the participant wishes his account to be allocated among the investment choices authorized by the Committee.

In general, the value of a participant’s account under the plan may not be paid to a participant prior to the earlier of: (a) the participant’s termination of employment with the Company; (b) a date pre-selected by the participant; (c) the earlier of (a) or (b); or (d) the later of (a) or (b). A participant’s account value is to be distributed in either a lump-sum or in annual installment payments of at least two years, but not more than ten years, in accordance with the participant’s election.

Potential Payments Upon Termination or Change In Control

Under the terms of each of the employment agreements with our named executive officers, we are obligated to make payments (and continue to provide benefits) to these executive officers in any of the following circumstances:

•

the termination of the executive officer’s employment other than for “Cause” (as defined in the employment agreements), including in the event of the executive officer’s voluntary termination or death;

•	upon the occurrence of a “Change in Control” or a “Potential Change in Control” (as those terms are defined in the employment agreements);

•	a material alteration of the executive officer’s duties, responsibilities or authority, or a required relocation of greater than 50 miles; or

•	a breach by the Company of any of its obligations under the applicable employment agreement.

For purposes of each of the employment agreements:

“Cause” is defined as the willful and continued failure by the executive officer to substantially perform his or her duties after a written demand for substantial performance is delivered by the Board, or the willful engaging by the executive officer in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

“Change in Control” is defined as: (a) a Change in Control that would be required to be reported under the SEC’s proxy rules; (b) a merger or consolidation to which we are a party if, following consummation of the merger or consolidation, the individuals and entities who were stockholders of the Company have beneficial ownership of less than 50% of the combined voting power of the surviving corporation; or (c) if, during any period of 24 consecutive months, individuals who constitute the Board cease for any reason other than death to constitute at least a majority of the Board.

“Potential Change in Control” is deemed to have occurred if: (a) we enter into an agreement, the consummation of which would result in a Change in Control; (b) any person publicly announces an intention to take or consider taking actions which, if consummated, would constitute a Change in Control; (c) any person becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of our then outstanding securities; or (d) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

Termination Without Cause, Upon a Change in Control/Potential Change in Control, Change in Duties/Relocation, or Our Breach of the Employment Agreement

In the event of a termination of a named executive officer (i) without Cause, (ii) upon a Change in Control or Potential Change in Control, (iii) in connection with a change in duties or a relocation, or (iv) in connection with our breach of the applicable employment agreement, the executive officer’s employment shall cease and he or she shall be entitled to:

•

payment of his or her then current base salary for 12 months following the date of termination, unless the termination is in connection with a Change in Control or Potential Change in Control, in which case the payment period for base salary continuation shall be 24 months (in Mr. Braun’s case) and 18 months (in the case of each of our other named executive officers);

•

payment of one times the annual incentive compensation target provided for under the EICP for the 12-month period following the date of termination, unless the termination is in connection with a Change in Control or Potential Change in Control, in which case the payment shall be two times (in Mr. Braun’s case) or 1.5 times (in the case of each of our other named executive officers) the annual incentive compensation target then in effect under the EICP, such incentive compensation to be paid in a lump sum in the event of a Change in Control;

•	continued participation in the EICP, on a pro rata basis, for the calendar year in which the termination occurs;

•	a lump-sum payment of any amounts the executive officer has accrued under the LTIP and the SERP, as well as shares of restricted stock held by the executive officer; and

•

continuous coverage, at the Company's expense, under any group health plan and other benefits maintained by or on behalf of us in which the executive officer participated at the date of termination, for a 12-month period following the date of termination, unless the termination is in connection with a Change in Control or Potential Change in Control, in which case the coverage will be for a 24-month period (in Mr. Braun’s case) or an 18-month period (in the case of each of our other named executive officers).

Termination Upon Death

If a named executive officer’s employment terminates as a result of his or her death, the executive officer is entitled to continuation of the payment of his or her base salary (to be paid to the executive officer’s beneficiary) for a period of 24 months (in Mr. Braun’s case) and 18 months (in the case of each of our other named executive officers). In addition, the executive officer would be entitled to 2 times (in the case of Mr. Braun) and 1.5 times (in the case of each of our other named executive officers) the annual incentive compensation target then in effect under the EICP, to be paid in a lump sum to the executive officer’s beneficiary. In addition, any amounts the executive officer has accrued under the LTIP and the SERP, as well as shares of restricted stock held by the executive officer, would be paid to his or her beneficiary.

Voluntary Termination

If a named executive officer voluntarily terminates his employment, we are obligated to pay his or her base salary for a period of 60 days from the date of notice. In addition, any amounts accrued under the SERP are to be paid in a lump sum upon termination.

Retirement

If a named executive officer retires, we are obligated to pay any amounts due under the LTIP on the effective date of retirement. We are also obligated to pay amounts accrued in the participant's account under the SERP on dates pre-selected by the participant.

Calculation of Benefits

The following table includes an estimate of the potential payments we would be required to make upon the termination of employment of our named executive officers in each of the circumstances described above. In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•	The date of termination is December 31, 2008, and the closing price of our common stock on that date is $8.22 per share.

•

The annual base salary at the time of termination is equal to the current base salary for each executive officer as follows: Richard J. Braun, $350,500; Kevin J. Wiersma, $219,325; James A. Schoonover, $222,376; B. Mitchell Owens, $207,506; and Susan E. Puskas, $219,325.

•	There is no accrued and unpaid base salary or incentive compensation under either the EICP or the LTIP.

•	As of December 31, 2008, Mr. Braun is the only executive officer that has reached an age eligible for retirement under the plans.

Name	Benefit	Termination Without Cause	Change in Control	Voluntary Termination	Retirement		Death
Richard J. Braun	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$350,500 350,500 14,248 378,783 1,075,332 2,169,363	$701,000 701,000 28,496 378,783 1,075,332 2,884,611	$58,417 - - 378,783 - 437,200	$	- - - 378,783 1,075,332 1,454,115	$701,000 701,000 28,496 378,783 1,075,332 2,884,611
B. Mitchell Owens	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$207,506 103,753 13,749 25,526 277,738 628,272	$311,259 155,630 20,623 25,526 277,738 790,776	$34,584 - - 25,526 - 60,110	$	- - - - - -	$311,259 155,630 20,623 25,526 277,738 790,776
Susan E. Puskas	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$219,325 109,663 9,492 25,526 309,968 673,974	$328,988 164,495 14,238 25,526 309,968 843,215	$36,554 - - 25,526 - 62,080	$	- - - - - -	$328,988 164,495 14,238 25,526 309,968 843,215
James A. Schoonover	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$222,376 111,188 14,041 29,131 361,835 738,571	$333,564 166,782 21,061 29,131 361,835 912,373	$37,063 - - 29,131 - 66,194	$	- - - - - -	$333,564 166,782 21,061 29,131 361,835 912,373
Kevin J. Wiersma	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$219,325 109,663 14,037 19,300 315,443 677,768	$328,988 164,495 21,055 19,300 315,443 849,281	$36,554 - - 19,300 - 55,854	$	- - - - - -	$329,988 164,495 21,055 19,300 315,443 849,281

Under each of the employment agreements with our named executive officers, the executive officer has agreed not to divulge, furnish or otherwise make accessible to anyone or use in any way (other than in the business of the Company) any confidential or secret knowledge or information of the Company, including trade secrets, secret designs, processes, formulae, plans, devices or materials, customer or supplier lists of the Company, or any other confidential information. In addition, the executive officer has agreed, during the term of the agreement, and for a period of 12 months thereafter, not to, directly or indirectly, engage in competition with us in any manner or capacity in any phase of its business conducted during the term of the agreement. Further, in the 12-month period following the termination of the agreement, the executive officer has agreed not to solicit or otherwise encourage (i) any customer to purchase, lease or otherwise use any product or service offered by the executive officer or any organization with which he or she is affiliated, or (ii) any of our employees to leave the employ of the Company.

Director Compensation

Each non-employee Board member receives annual compensation in an amount determined by the Compensation Committee from time-to-time to be appropriate. Such compensation is currently established as set forth below:

•	The annual base compensation to be paid to non-employee Board members is $16,000.

•	$4,000 is added to the annual base compensation for service as Chairperson of the Corporate Governance and Nominating Committee.

•	$6,000 is added to the annual base compensation for service as Chairperson of the Compensation Committee or as Chairperson of the Audit Committee.

•	Non-employee Board members also receive an annual long-term incentive contribution amount under the Company’s Long-Term Incentive Plan of $16,000.

•	Non-employee Board members who serve as Chairperson of the Corporate Governance and Nominating Committee receive an additional annual long-term incentive contribution amount under the LTIP of $4,000.

•

The non-employee Board members who serve as Chairperson of the Compensation Committee or as Chairperson of the Audit Committee receive an additional annual long-term incentive contribution amount under the LTIP of $6,000.

Each of the non-employee Board members elected to take their entire 2008 LTIP contribution amount in the form of shares of our common stock.

In addition to the compensation described above, Board members are entitled to reimbursement for travel-related expenses incurred in attending meetings of the Board and its committees.

The following table shows total compensation earned by each non-employee director during 2008.

Name	Fees Earned or Paid in Cash ($)	Non-Equity Incentive Plan Compensation ($) (1)	Total ($)

Brian P. Johnson	$20,000	$20,000	$40,000

Robert J. Marzec	$22,000	$22,000	$44,000

Samuel C. Powell	$16,000	$16,000	$32,000

Robert A. Rudell	$22,000	$22,000	$44,000

(1)	Represents contribution amounts awarded under our LTIP. Each non-employee director elected to take his entire LTIP contribution amount in the form of shares of our common stock.

Equity Compensation Plan Information

The following table sets forth information about our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	646,399 (1)	$4.46	- (2)
Equity compensation plans not approved by security holders	67,668 (3)	$4.77	-

Total	714,067	$4.49	-

(1)

Includes 643,699 and 2,700 shares of our common stock to be issued upon the exercise of options granted under the Restated Equity Compensation Plan and the Amended and Restated Stock Option Plan for Non-Employee Directors, respectively. Our stock option plans have provided incentives to eligible employees, officers and non-employee directors in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted and unrestricted stock awards, performance shares and other stock-based awards. The Compensation Committee of the Board of Directors determines the exercise price (not to be less than the fair market value of the underlying stock) of stock options at the date of grant. Options generally become exercisable in installments over a period of one to five years and expire ten years from the date of grant. Restricted stock awards have been awarded with a fixed restriction period. The plans include an anti-dilution formula that automatically adjusts the number of shares to be issued for the effects of any stock dividends or stock splits.

(2)

At December 31, 2008, the Restated Equity Compensation Plan and the Amended and Restated Stock Option Plan for Non-Employee Directors had expired, although options granted under such plans before that date continue to be outstanding and exercisable. There are no options available for future grant under either plan.

(3)

Consists of isolated grants of non-qualified options from time-to-time to employees or officers outside of our equity compensation plans made prior to the date that stockholder approval of such grants was required.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee as of the 2008 fiscal year end were Robert A. Rudell, Robert J. Marzec and Brian P. Johnson. None of the members of the Compensation Committee during fiscal 2008 is or was an officer or employee of the Company or any of its subsidiaries. During 2008, no executive officer of the Company served as a director or member of the compensation committee of any other entity which had an executive officer serving as a member of our Board or the Compensation Committee of our Board.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee has selected Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and the Board of Directors has further directed that management should submit the appointment of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Deloitte & Touche has audited the Company’s financial statements since 1998.

Our bylaws do not require that our stockholders ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm. However, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, but is not bound by the stockholders' vote. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

Representatives from Deloitte & Touche LLP are expected to be present at the annual meeting to answer questions, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2008 and 2007, is set forth on page 37.

The Board of Directors recommends that stockholders vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors and as revised in December 2007, the Audit Committee (“Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2008, the Committee Chairman discussed the interim financial information contained in each quarterly earnings announcement with Company management and the independent registered public accounting firm prior to each public release.

The Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm, Deloitte & Touche LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. The Committee reviewed, with the independent registered public accounting firm and management, the audit plan, audit scope, and identification of audit risks.

The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2008, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. The Committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s consolidated audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Date: March 10, 2009

/s/ Robert J. Marzec

Committee Chairman

/s/ Robert A. Rudell

Committee Member

/s/ Brian P. Johnson

Committee Member

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. All of these fees were approved by the Audit Committee.

	2008	2007

Audit Fees (a)	$ 348,000	$ 388,000
Audit-Related Fees	-	-
Tax Fees (b)	79,200	131,000
All Other Fees	-	-
Total	$ 427,200	$ 519,000

(a)

Includes fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, Sarbanes-Oxley Section 404 work and review of other documents filed with the SEC.

(b)	Represents fees for tax compliance services.

PRE-APPROVAL POLICIES AND PROCEDURES

Under the Audit Committee’s charter, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The Company’s Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence and has determined that such services are compatible with maintaining Deloitte & Touche LLP’s independence.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the annual meeting other than those stated in the proxy statement. However, since it is possible that matters of which management is not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

A stockholder may submit a proposal for inclusion in our proxy statement and related form of proxy for our annual meeting of stockholders in 2010 provided such proposal is received at our principal executive offices located at 402 West County Road D, St. Paul, Minnesota 55112, not later than December 16, 2009 and is in compliance with applicable SEC regulations.

Under the terms of our bylaws, any stockholder who is entitled to vote for the election of directors at a meeting of stockholders may submit a nominee for election to the Board of Directors of the Company at an annual meeting of stockholders, and any stockholder may have other business brought before an annual meeting of stockholders, provided such stockholder delivers timely and proper notice to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices not less than 60 nor more than 90 days prior to the date of the annual meeting, unless we provide less than 70 days’ notice or other announcement of the date of the annual meeting in which case notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the annual meeting date is mailed or announced, whichever occurs first.

With respect to the nomination of directors, to be in proper form, a stockholder’s notice to our Secretary must set forth the items specified in the bylaws for each person whom the stockholder proposes to nominate as a director, including: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of our shares, if any, beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected). With respect to other business, to be in proper form, a stockholder's notice to our Secretary must set forth the items specified in the bylaws for each matter the stockholder proposes to bring before the annual meeting, including: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and (ii) any material interest of the stockholder in such business. In addition, the stockholder’s notice in each case must set forth the items specified in the bylaws with respect to the stockholder giving the notice, specifically: (i) the name and address of the stockholder; and (ii) the class and number of our shares beneficially owned by the stockholder.

By order of the Board of Directors,

/s/ Richard J. Braun
Chairman of the Board, President and
Chief Executive Officer
St. Paul, Minnesota

April 6, 2009

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THE PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO THE SECRETARY, MEDTOX SCIENTIFIC, INC., 402 WEST COUNTY ROAD D, ST. PAUL, MINNESOTA 55112.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issues that are filed electronically with the SEC. The address of the web site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following document, which was previously filed by the Company with the SEC in accordance with Section 13 of the Exchange Act, is incorporated herein by reference:

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the annual meeting of stockholders to which this proxy statement relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying proxy statement supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will provide without charge to each person to whom a proxy statement is delivered, upon written or oral request, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this proxy statement incorporates) within one business day of our receipt of such request. Requests for such copies should be directed to MEDTOX Scientific, Inc., Attention: Secretary, 402 West County Road D, St. Paul, Minnesota 55112, (651) 636-7466.

MEDTOX SCIENTIFIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2009

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Richard J. Braun and Kevin J. Wiersma, and each or either one of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all the shares of common stock of MEDTOX Scientific, Inc. standing in the name of the undersigned at the close of business on March 30, 2009, at the annual meeting of stockholders of the Company to be held at The Radisson Hotel, located at 2540 North Cleveland Avenue, Roseville, Minnesota on Tuesday, May 26, 2009, at 4:00 P.M., Central Time, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, for the following purposes:

(Continued and to be signed on the other side)

Please mark your votes

FOR	WITHHOLD
AUTHORITY TO VOTE
FOR

Proposal 1. Election of Director

Nominee:

Samuel C. Powell	[	]	[	]
Robert A. Rudell	[	]	[	]

FOR	AGAINST	ABSTAIN

Proposal 2.	To ratify the appointment of Deloitte & Touche LLP	[	]	[	]	[	]
as the Company’s independent registered public

accounting firm for 2009.

Proposal 3.	To consider and act upon any other matters which	[	]	[	]	[	]

may properly come before the meeting or any

adjournment thereof.

The Board of Directors recommends a vote “FOR” the nominees listed in Proposal 1 and “FOR” each of the other proposals.

[ ]	Mark here if you do not give the proxy committee authority to vote in their or his discretion “FOR” an adjournment of the Annual Meeting as set forth in the proxy statement.

[	]	Please check box if you intend to attend the meeting in person.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made with respect to the election of the directors, this Proxy will be voted FOR the election of the director nominee listed. If no choice is specified for Proposal 2, this Proxy will be voted FOR Proposal 2.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 6, 2009.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

SIGNATURE(S)	Dated:______, 2009

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, please give your full title as such.